Exhibit 10.1

VOTING AGREEMENT

This VOTING AGREEMENT, is made and entered into as of July 30, 2017 (this “Agreement”), by and among the stockholder listed on the signature page hereto (the “Stockholder”), Scripps Networks Interactive, Inc., an Ohio corporation (the “Company”), and Discovery Communications, Inc., a Delaware corporation (“Parent”).

RECITALS

WHEREAS, as of the date hereof, the Stockholder is the Beneficial Owner of the number of shares of Series B Common Stock set forth opposite the Stockholder’s name on Schedule A hereto (together with such additional shares of capital stock that become Beneficially Owned by the Stockholder, whether upon the exercise of options, conversion of convertible securities or otherwise, after the date hereof until the Expiration Date, the “Subject Shares”);

WHEREAS, concurrently with the execution of this Agreement, Parent, Skylight Merger Sub, Inc., an Ohio corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and the Company, are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent;

WHEREAS, the board of directors of Parent has unanimously by those voting (i) determined that the terms of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are fair to, and in the best interests of, Parent and its stockholders, (ii) determined and declared advisable the Merger Agreement and the transactions contemplated thereby and (iii) resolved to recommend that Parent stockholders vote in favor of the issuance of shares of Series C Common Stock in connection with the Merger and directed that such matter be submitted for consideration of the stockholders of Parent at the Parent Stockholders Meeting; and

WHEREAS, as a condition and inducement to the willingness of the Company and Parent to enter into the Merger Agreement, the Company and Parent have required that the Stockholder enters into this Agreement, and the Stockholder desires to enter into this Agreement to induce the Company and Parent to enter into the Merger Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Voting of Shares. From the period commencing with the execution and delivery of this Agreement and continuing until the Expiration Date, at every meeting of holders of capital stock of Parent called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of the holders of capital stock of Parent with respect to any of the following, the Stockholder shall vote or cause to be voted the Subject Shares that the Stockholder is entitled to vote:

(a) in favor of the issuance of shares of Series C Common Stock in connection with the Merger;

(b) against any Parent Acquisition Proposal or any Parent Superior Proposal; and

(c) against any amendment of the Parent Certificate of Incorporation, Parent Bylaws or other action or agreement of Parent, in each case for which the vote of the applicable class of capital stock of Parent is required to authorize such action or agreement, that would reasonably be expected to (i) result in a breach of any covenant, representation or warranty or any other obligation or agreement of Parent under the Merger Agreement, (ii) result in any of the conditions to the consummation of the Merger under the Merger Agreement not being fulfilled, or (iii) impede, frustrate, interfere with, delay, postpone or adversely affect the Merger and the other transactions contemplated by the Merger Agreement; provided, that the Company has advised the Stockholder of such asserted effect set forth in clause (i), (ii) or (iii) in writing at least ten (10) Business Days prior to the applicable vote.

2. Transfer of Shares. The Stockholder agrees that from and after the date of this Agreement until the receipt of the Parent Requisite Vote, the Stockholder will not, directly or indirectly, (i) sell, transfer, distribute, pledge, hypothecate, donate, assign, appoint or otherwise dispose of or encumber (“Transfer”) any of the Subject Shares; (ii) deposit any of the Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Subject Shares or grant any proxy or power of attorney with respect thereto, (iii) enter into any contract, option or other arrangement or undertaking with respect to the Transfer of any Subject Shares, (iv) enter into any agreement, arrangement or understanding with any Person (other than the Company), or take any other action, that would conflict with, restrict, limit, violate or interfere with the performance of the Stockholder’s representations, warranties, covenants and obligations hereunder, or (v) take any action that would reasonably be expected to restrict or otherwise adversely affect the Stockholder’s legal power, authority and right to comply with and perform its covenants and obligations under this Agreement; provided, that the death of the Stockholder shall itself not be a sale, transfer or disposition of any Subject Shares prohibited by this Section 2 as long as the Stockholder’s spouse, estate or any trust to which assets of the Stockholder may be transferred upon his death or incapacity continues to own such Subject Shares and agrees to perform the Stockholder’s obligations hereunder. Any Transfer in violation of this provision shall be void ab initio. The foregoing restrictions on Transfers of Subject Shares shall not prohibit any such Transfers by the Stockholder in connection with the Merger or the transactions contemplated by the Merger Agreement.

3. Acquisition Proposals. The Stockholder shall not and shall not direct any of its Representatives to, directly or indirectly, (i) solicit, initiate or knowingly facilitate (including by way of furnishing information), induce or encourage any inquiries or the making of any proposal or offer (including any proposal or offer to the stockholders of Parent) that constitutes, or could reasonably be expected to lead to, a Parent Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or cooperate in any way that could otherwise reasonably be expected to lead to, any Parent Acquisition Proposal or (iii) approve or recommend, or make any public statement approving or recommending, any inquiry, proposal or offer which constitutes, or could reasonably be expected to lead to, a Parent Acquisition Proposal, and Stockholder shall not, alone or together with any other Person, make a Parent Acquisition Proposal. If any Stockholder receives any inquiry or proposal regarding any Parent Acquisition Proposal, the Stockholder shall promptly inform the Company of such inquiry or proposal and the details thereof.

4. Additional Covenants of the Stockholder.

(a) Further Assurances. From time to time and without additional consideration, the Stockholder shall execute and deliver, or cause to be executed and delivered, such additional instruments, and shall take such further actions, as are reasonably necessary in order to perform its obligations under this Agreement.

(b) Stock Dividends, etc. In the event of a stock split, stock dividend or distribution, or any change in the shares of capital stock of Parent by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, reincorporation, exchange of shares or the like, the terms “shares of capital stock of Parent” and “Subject Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

(c) Notice of Acquisitions. The Stockholder hereby agrees to notify the Company and Parent in writing as promptly as practicable of the number of any additional shares of Series B Common Stock of which the Stockholder acquires Beneficial Ownership on or after the date hereof; provided, that any timely filing with the SEC by the Stockholder pursuant to Section 13 or Section 16 of the Exchange Act reporting any such acquisition shall constitute notice with respect to this Section 4(c).

(d) Disclosure. Subject to reasonable prior notice (including reasonable opportunity to review and comment) and approval (not to be unreasonably withheld, conditioned or delayed) of the Stockholder, the Stockholder hereby authorizes the Company and Parent to publish and disclose in any announcement or disclosure required by the SEC, including in the Joint Proxy Statement/Prospectus, the Stockholder’s identity and ownership of the Stockholder’s Subject Shares and the nature of the Stockholder’s obligations under this Agreement.

5. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants as of the date hereof to the Company and Parent, with respect to himself and his ownership of his Subject Shares as follows:

(a) Authority. The Stockholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception. Other than as provided in the Merger Agreement and any filings by the Stockholder with the SEC, the execution, delivery and performance by the Stockholder of this Agreement does not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity, other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the Merger.

(b) No Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with the terms hereof, will violate, conflict with or result in a material breach of, or constitute a default (with or without notice or lapse of time or both) under any provision of, any trust agreement, other agreement, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Stockholder.

(c) The Subject Shares. The Stockholder is the Beneficial Owner of, and has good and marketable title to, the Subject Shares set forth opposite the Stockholder’s name on Schedule A hereto, free and clear of any and all security interests, liens, encumbrances, equities, claims, options or limitations of whatever nature (including any restriction on the right to vote, sell or otherwise dispose of such Subject Shares), other than pursuant to the Zaslav Agreement. The Stockholder does not Beneficially Own any shares of Series B Common Stock other than the Subject Shares set forth opposite the Stockholder’s name on Schedule A hereto. The Stockholder has, or will have at the time of the applicable meeting of holders of shares of capital stock of Parent, the sole right to vote or direct the vote of, or to dispose of or direct the disposition of, such Subject Shares. None of the Subject Shares is subject to any agreement, arrangement or restriction with respect to the voting of such Subject Shares that would prevent or delay the Stockholder’s ability to perform his obligations hereunder. Other than the Zaslav Agreement, there are no agreements or arrangements of any kind, contingent or otherwise, obligating the Stockholder to Transfer, or cause to be Transferred, any of the Subject Shares set forth opposite the Stockholder’s name on Schedule A hereto and no Person has any contractual or other right or obligation to purchase or otherwise acquire any of such Subject Shares.

(d) Reliance by the Company and Parent. The Stockholder understands and acknowledges that the Company and Parent are entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement.

(e) Litigation. As of the date hereof, to the knowledge of the Stockholder, there is no action, proceeding or investigation pending or, to the knowledge of the Stockholder, threatened in writing against the Stockholder that questions the validity of this Agreement or any action taken or to be taken by the Stockholder in connection with this Agreement.

6. Representations and Warranties.

(a) The Company represents and warrants to the Stockholder and Parent as follows: the Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Ohio and has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Merger Agreement by the Company and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement, the Merger Agreement by the Company and, subject to receipt of the Company Requisite Vote, the consummation of the transactions contemplated hereby and thereby. The Company has duly and validly executed this Agreement, and this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) Parent represents and warrants to the Stockholder and the Company as follows: Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Merger Agreement by Parent and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors of Parent, and no other corporate proceedings on the part of Parent are necessary to authorize the execution, delivery and performance of this Agreement, the Merger Agreement by Parent and, subject to receipt of the Parent Requisite Vote, the consummation of the transactions contemplated hereby and thereby. Parent has duly and validly executed this Agreement, and this Agreement constitutes a legal, valid and binding obligation of Parent enforceable against Parent in accordance with its terms, subject to the Bankruptcy and Equity Exception.

7. Stockholder Capacity. Parent and the Company acknowledge that the Stockholder is a director of Parent and that all agreements and understandings in this Agreement are made in the Stockholder’s capacity as a stockholder and not as a director. The Stockholder is entering into this Agreement solely in the Stockholder’s capacity as the Beneficial Owner of Subject Shares and nothing herein shall limit or affect any actions taken (or any failures to act) by a Stockholder in the Stockholder’s capacity as a director of Parent. The taking of any actions (or any failures to act) by the Stockholder (including voting on matters put to the board of directors of Parent or any committee thereof, influencing officers, employees, agents, management or the other directors of Parent and taking any action or making any statement at any meeting of such board or any committee thereof) in the Stockholder’s capacity as a director of Parent shall not be deemed to constitute a breach of this Agreement, regardless of the circumstances related thereto.

8. Certain Definitions. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For purposes of this Agreement, the term:

(a) “Beneficial Ownership” and related terms such as “Beneficially Owned” or “Beneficial Owner” have the meaning given such terms in Rule 13d-3 under the Exchange Act, and the rules and regulations promulgated thereunder, as in effect from time to time; provided, that the Stockholder will not be deemed to Beneficially Own any Subject Shares held by (i) his spouse or (ii) The Tracy M. Amonette Trust A (also known as the Tracy L. Neal Trust A) or The Evan D. Malone Trust A, unless and until the Stockholder exercises its right of substitution and acquires such Subject Shares from The Tracy M. Amonette Trust A (also known as the Tracy L. Neal Trust A) or The Evan D. Malone Trust A, respectively.

(b) “Zaslav Agreement” shall mean that certain letter agreement, dated as of February 13, 2014, from the Stockholder to David Zaslav, filed as Exhibit 7(a) to Amendment No. 1 to Schedule 13D filed with the SEC on February 28, 2014 by the Stockholder with respect to his shares of Parent Common Stock.

9. Termination. This Agreement shall automatically terminate without further action upon the earliest to occur (the “Expiration Date”) of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms, (iii) the date the parties to the Merger Agreement enter into a material amendment thereto without the prior written consent of the Stockholder and (iv) the written agreement of the Stockholder, the Company and Parent to terminate this Agreement.

10. Specific Performance. The Stockholder acknowledges and agrees that (i) the covenants, obligations and agreements contained in this Agreement relate to special, unique and extraordinary matters, (ii) the Company and Parent are relying on such covenants in connection with entering into the Merger Agreement and (iii) a violation of any of the terms of such covenants, obligations or agreements will cause the Company and Parent irreparable injury for which adequate remedies are not available at law and for which monetary damages are not readily ascertainable. Therefore, the Stockholder, the Company and Parent agree that the parties hereunder shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond), in addition to remedies at law or in damages, as a court of competent jurisdiction may deem necessary or appropriate to restrain the Stockholder from committing any violation of such covenants, obligations or agreements, and shall not oppose the granting of such relief on the basis that the Company or Parent has an adequate remedy at law or in damages.

11. Governing Law and Venue; Waiver of Jury Trial.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

(b) Each of the parties hereby irrevocably submits exclusively to the jurisdiction of the Chancery Courts of the State of Delaware and the federal courts of the United States of America, in each case, located in New Castle County in the State of Delaware and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and each of the parties hereto irrevocably agrees that all claims relating to such action, suit or proceeding shall be heard and determined in such a state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 16 or in such other manner as may be permitted by Law, shall be valid and sufficient service thereof.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.

12. Modification or Amendment. This Agreement may be amended, modified or supplemented only in writing by the parties hereto.

13. Waivers. Any provision of this Agreement may be waived if, and only if, such waiver is in writing and signed by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise herein provided, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

14. Assignment. This Agreement shall not be assignable by operation of Law or otherwise, except that the obligations of the Stockholder under this agreement may be assigned pursuant to the proviso in the first sentence of Section 2. Any assignment in contravention of the preceding sentence shall be null and void.

15. No Third-Party Beneficiaries. This Agreement is not intended to confer upon any Person other than the parties any rights or remedies.

16. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally or sent via facsimile or e-mail or (ii) on the first Business Day following the date of dispatch if sent by a nationally recognized overnight courier (providing proof of delivery), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided that should any such delivery be made by facsimile or e-mail, the sender shall also send a copy of the information so delivered on or before the next Business Day by a nationally recognized overnight courier:

(A)	if to the Company to:

Scripps Network Interactive, Inc.
9721 Sherrill Blvd
Knoxville, TN 37919
Attention:	Cynthia L Gibson
Email:	Separately provided

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Facsimile:	(212) 310-8007
Attention:	Michael J. Aiello
Email:	michael.aiello@weil.com

(B)	if to the Stockholder to:

John C. Malone
c/o Liberty Media Corporation
12300 Liberty Boulevard
Englewood, CO 80112
Facsimile:	Separately provided
Email:	Separately provided

with a copy (which shall not constitute notice) to:

Baker Botts L.L.P.
30 Rockefeller Plaza
New York, NY 10112
Facsimile: (212) 259-2501
Attention:	Renee L. Wilm
Frederick H. McGrath
E-mail:	renee.wilm@bakerbotts.com
frederick.mcgrath@bakerbotts.com

(C)	if to Parent to:

Discovery Communications, Inc.
850 Third Avenue
New York, NY 10022
Attention:	Bruce Campbell, Chief Development, Distribution and Legal Officer
Fax:	Separately provided
Email:	Separately provided

with copies (which shall not constitute notice) to:

Discovery Communications, Inc.
1 Discovery Place
Silver Spring, MD 20910
Attention:	Savalle Sims, Executive Vice President and General Counsel
Email:	Separately provided

and

Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Facsimile: (212) 909-6836
Attention:	Jonathan E. Levitsky
Email:	jelevitsky@debevoise.com

17. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) the parties shall negotiate in good faith to modify this Agreement to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not, subject to clause (a) above, be affected by such invalidity or unenforceability, except as a result of such modification, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

18. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties with respect thereto.

19. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

20. Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts (including by facsimile or by attachment to electronic mail in portable document format (PDF) or by other electronic means), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

21. No Ownership Interests. Nothing contained in this Agreement shall be deemed to vest in Parent or the Company any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the Stockholder. Nothing in this Agreement shall be interpreted as creating or forming a “group” with any other Person, including Parent and the Company, for the purposes of Rule 13d-5(b)(1) of the Exchange Act or for any other similar provision of applicable Law.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SCRIPPS NETWORKS INTERACTIVE, INC.

By:	/s/ Kenneth W. Lowe
Name: Kenneth W. Lowe
Title: President and Chief Executive Officer

DISCOVERY COMMUNICATIONS, INC.

By:	/s/ David Zaslav
Name: David Zaslav
Title: President and Chief Executive Officer

[Signature Page to Voting Agreement]

JOHN C. MALONE

/s/ John C. Malone

[Signature Page to Voting Agreement]

SCHEDULE A

Name of Stockholder	Number of shares of Series B Common Stock
John C. Malone	5,923,019